Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC,

a Delaware limited liability company,

RIVERSIDE RENEWABLE ENERGY INVESTMENTS, LLC

a Delaware limited liability company, solely as Company Agent

REAL GOODS ALTERIS, LLC

a Delaware limited liability company and wholly-owned subsidiary of Real Goods Solar, Inc.

and

REAL GOODS SOLAR, INC.,

a Colorado corporation,

Effective as of June 21, 2011

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) effective as of June 21, 2011 by and among EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC, a Delaware limited liability company (the “Company”), REAL GOODS SOLAR, INC., a Colorado corporation (“RSOL”); Real Goods Alteris, LLC, a Delaware limited liability company (“Merger Sub”) and wholly owned subsidiary of RSOL and RIVERSIDE RENEWABLE ENERGY INVESTMENTS, LLC, a Delaware limited liability company (the “Company Agent”), solely with respect to the provisions contained herein regarding the Company Agent.

R E C I T A L S:

WHEREAS, the Board of Directors of RSOL (the “RSOL Board”) and the Board of Managers of Merger Sub and the Company believe it is in the best interests of their respective companies and the shareholders and members of their respective companies that the Company and Merger Sub combine into a single company through the merger of Merger Sub with and into the Company (the “Merger”) and have approved the Merger;

WHEREAS, the Company intends, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and intends that the Merger qualify as a reorganization under the provisions of Section 368 of the Code;

WHEREAS, the members of the Company have taken all necessary action in accordance with the Limited Liability Company Agreement of the Company (as amended, the “LLC Agreement”) to approve the Merger and the Company’s entering into and complying with this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Gaiam, Inc., a shareholder of RSOL (“Gaiam”), has entered into a Preclosing Agreement with the Company and the Company Agent, dated as of the date of this Agreement, in the form attached as Exhibit A (the “Preclosing Agreement”), pursuant to which, among other things, Gaiam has agreed to execute a written consent in favor of the Merger and the adoption of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I

Definitions

1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any five percent shareholder of such Person. For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and Plan of Merger and includes all of its schedules and exhibits.

“Alteris” means Alteris Renewables, Inc., a wholly owned subsidiary of the Company.

“Alteris Cash Flow” means (x) net cash flow provided by (used for) operating activities, as such item appears on the audited consolidated statement of cash flows of Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. for the Earnout Period, determined in accordance with GAAP consistently applied, plus (y) the amount of construction financings (short term financing for projects that will be repaid upon completion of the project) as such item appears on the audited consolidated statement of cash flows of Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. for the Earnout Period, determined in accordance with GAAP consistently applied; but subject in each case to any adjustments as set forth on Schedule 3.3.

“Alteris Draft Financing Documents” means the form of Alteris Master Lease Agreement and related documentation provided by Company to RSOL on May 31, 2011.

“Alteris Final Financing Documents” means the final, executed versions of the Alteris Draft Financing Documents.

“Alteris Notice” has the meaning set forth in Section 3.2(b).

“Alteris Pre-Tax Income” means Income (loss) before provision for income taxes, as such item appears on the audited consolidated statement of operations of Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. for the Earnout Period, determined in accordance with GAAP consistently applied, but subject to any adjustments as set forth on Schedule 3.3.

“Arbitrator” has the meaning set forth in Section 3.2(c).

“Bankruptcy Laws” means the United States Bankruptcy Code (Title 11, United States Code) and any state or federal Laws pertaining to insolvency, as the same may be amended from time to time.

“Benefit Plan” or “Benefit Plans” means, with respect to a Person, all written and generally applicable profit sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock or other equity-based compensation arrangement, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, bonus, incentive compensation, salary continuation, supplemental retirement, deferred compensation, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation plan, policy, program related to employment, compensation or employee benefits, whether or not subject to ERISA.

“Business” means the Company’s and its Subsidiaries’ business of selling, designing, installing and supporting renewable energy systems in New England and New York for residential and commercial customers;

“Business Day” means any weekday, except for any weekday on which banks are to close in Delaware or Colorado.

“Certificates” has the meaning set forth in Section 3.4(c).

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Change of Control Expense Schedule” has the meaning set forth in Section 3.7

“Choate” has the meaning set forth in Section 10.14.

“Closing” means the closing of the Merger contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Merger Consideration” has the meaning set forth in Section 3.1(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Agent” has the meaning set forth in the Recitals to this Agreement.

“¨Company Expense Schedule” has the meaning set forth in Section 3.7.

“Company Intellectual Property” has the meaning set forth in Section 4.20(a).

“Company Interests” means the limited liability company interests in the Company outstanding immediately prior to the Effective Time.

“Company Options” has the meaning set forth in Section 6.12(a).

“Company Plans” has the meaning set forth in Section 6.14.

“Confidentiality Agreement” has the meaning set forth in Section 6.9.

“Contemplated Benefits” has the meaning set forth in Section 3.1.

“Continuing Employees” has the meaning set forth in Section 6.14.

“Contract” means any written contract, lease, license, purchase order, sales order, obligation or other agreement or binding commitment.

“Control Date” has the meaning set forth in Section 2.2.

“Dispute” has the meaning set forth in Section 10.14.

“Disputed Items” has the meaning set forth in Section 3.3(b).

“DLLCA” has the meaning set forth in Section 2.1.

“Earnout Consideration” has the meaning set forth in Section 3.1(c).

“Earnout Period” shall mean Alteris’ fiscal year ended December 31, 2011.

“Earnout Statement” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.4.

“Employee Plans” means, with respect to any Person, Benefit Plans and all employee benefit plans (as defined in Section 3(3) of ERISA) to which such Person or its ERISA Affiliates is a party or by which such Person or its ERISA Affiliates are bound, with respect to which payments or contributions are required to be made by such Person or its ERISA Affiliates, or in respect of which the Person or its ERISA Affiliates may otherwise have any liability.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environmental Laws” means any federal, state or local statute, regulation, ordinance, order or other legal requirement relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant such statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to any Person, any entity (whether or not incorporated) other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended,

“Exchange Agent” has the meaning set forth in Section 3.5(a).

“Exchange Schedule” has the meaning set forth in Section 3.4(a).

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied, as in effect on the date of this Agreement.

“Gaiam” has the meaning set forth in the Recitals to this Agreement.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Hazardous Material” means any substance, material, liquid or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Historical Financials” has the meaning set forth in Section 4.7(a).

“Indemnified Persons” has the meaning set forth in Section 6.11(a).

“Information Statement” has the meaning set forth in Section 6.7(a).

“Investments” means, as applied to any Person, (i) any direct or indirect acquisition by such Person of capital stock, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, gift, advance (other than trade accounts receivables for goods or services from customers incurred in the ordinary course of business (including such receivables evidenced by a promissory note)) or capital contribution by such Person to any other Person.

“ISA Amendment” means that certain Amendment to Intercorporate Services Agreement in the form attached to the Shareholders Agreement.

“Knowledge” means, the actual knowledge or awareness of the officers of the Company or the officers of RSOL, as applicable, and the knowledge or awareness that each such Person would have obtained after reasonable due diligence or inquiry in light of the circumstances.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries for the three-month period ended March 31, 2011 included in the Historical Financials.

“Laws” means any statute, law, ordinance, regulation, order or rule of any governmental authority, including without limitation those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Licensed Company Intellectual Property” means licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Company Intellectual Property.

“Licenses and Permits” means, with respect to a Person, all applicable foreign, local, state and federal licenses, permits, registrations, certificates, consents, accreditations and approvals necessary for the operation of such Person’s business.

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, security interest, or other encumbrance (including the interest of a lessor under a capitalized lease having substantially the same economic effect), any conditional sale or other title retention agreement, and the filing or existence of any financing statement or other similar form of notice under the Laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of Law, or otherwise.

“LLC Agreement” has the meaning set forth in the Recitals to this Agreement.

“LT and Representation Letter” has the meaning set forth in Section 3.4(c)(ii).

“Material Adverse Effect” means a material adverse effect on either (i) the assets, results of operations or condition (financial or otherwise) of the applicable Party and such Party’s Subsidiaries, taken as a whole, or (ii) the ability of the applicable Party to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any condition, change, situation or set of circumstances or effect relating to or arising from (A) any actions required to be taken or omissions required to be made by the applicable Party in compliance with the terms of this Agreement, (B) changes in economic conditions or legal, regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes in the prevailing interest rates or access to capital or goods ) in the United States that do not disproportionately impact the applicable Party relative to other comparable firms engaged in the same business, (C) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster, or (D) any failure by any Party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, or (E) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this

Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Party or any of its Subsidiaries with any third party, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Sub” has the meaning set forth in the Recitals to this Agreement.

“Most Recent Financials” has the meaning set forth in Section 4.7(a).

“Neutral Auditor” has the meaning set forth in Section 3.3(b).

“Party” and “Parties” means, individually and collectively, the Company, RSOL, Merger Sub and the Company Agent.

“Permitted Liens” means (i) Liens and other exceptions to title that are disclosed on Schedule 4.8; (ii) Liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings; (iii) Liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of Law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment or release have been made; and (iv) Liens that, individually or in the aggregate, do not or would not reasonably be expected to materially interfere with the ability of the Company or its Subsidiaries to conduct their Business as presently conducted.

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision).

“Preclosing Agreement” has the meaning set forth in the Recitals to this Agreement.

“Prior Service” has the meaning set forth in Section 6.14.

“Proceeding” has the meaning set forth in Section 6.11(a).

“Protected Communications” has the meaning set forth in Section 10.14.

“Recipients” has the meaning set forth in Section 6.12(a).

“Registration Rights Agreement” means the amended and restated Registration Rights Agreement by and among Gaiam, the Company Agent and RSOL, in substantially the form of Exhibit B.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching into the indoor or outdoor environment, and includes any migration of any Hazardous Material from or within any building, structure, facility or fixture.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care or (iv) to otherwise correct a condition of noncompliance with Environmental Laws.

“Representatives” has the meaning set forth in Section 6.3.

“Restraints” has the meaning set forth in Section 7.1(a).

“Riverside” means Riverside Fund III, L.P.

“RSOL” has the meaning set forth in the introduction to this Agreement.

“RSOL Common Stock” means RSOL’s Class A common stock, par value $.0001 per share.

“RSOL Intellectual Property” has the meaning set forth in Section 5.19(a).

“RSOL Lease” means that certain real property lease by and between Boulder Road LLC, as landlord, and RSOL, as tenant, in the form attached to the Shareholders Agreement.

“RSOL Options” means options to purchase up to 620,000 shares of RSOL Common Stock.

“RSOL Plans” has the meaning set forth in Section 6.14.

“RSOL Shareholders Approval” has the meaning set forth in Section 7.1(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.10.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock” has the meaning set forth in the Recitals to this Agreement.

“Shareholders Agreement” means the Shareholders Agreement between RSOL, Gaiam and Company Agent, in substantially the form of Exhibit C.

“Subsidiary” and “Subsidiaries” means, with respect to any Person, any other Person of which more than 50% of the total voting power of capital stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person.

“Surviving Company” has the meaning set forth in Section 2.1.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than RSOL and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries outside of the ordinary course of business, (B) acquisition any of the outstanding shares of the Company’s or any of its Subsidiaries, (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (D) any combination of the foregoing types of transactions; in each case, other than the transactions contemplated by this Agreement.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation.

“Target Cash Flow” means $(4,500,000) (i.e. a negative number).

“Target Income” means $2,186,400.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (including taxes under Section 59A of the Code or otherwise), custom duties, capital stock, profits, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing; and the term “Tax Liability” shall mean any liability (whether known or unknown and whether liquidated or unliquidated) with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment, and including any amendment.

“Tax Sharing Agreement” means the Tax Sharing and Indemnification Agreement between RSOL and Gaiam dated as of May 7, 2008.

“Third Party Intellectual Property Rights” means all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software (other than off-the-shelf software subject to a click-through or shrinkwrap license), or any other third party intellectual property.

“Transaction Documents” means this Agreement, the Preclosing Agreement, the Shareholders Agreement, the Registration Rights Agreement, and any other agreements entered into by the Parties in connection with the transactions contemplated by this Agreement.

“TSA Amendment” means that certain Amendment to Tax Sharing Agreement attached to the Shareholders Agreement.

“Weighted Average Share Price” means (i) the sum of (A) the average of the high and low sales prices for each of the last 15 days on which RSOL Common Stock is traded immediately prior to the date of this Agreement times (B) the number of shares traded on each such day, each as reported on the Nasdaq Global Market, divided by (ii) the total number of shares traded during such 15 days, as reported on the Nasdaq Global Market.

“Year End Financials” has the meaning set forth in Section 4.7(a).

1.1 Other Definitional and Interpretive Matters. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. Except as otherwise provided in this Agreement, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Exhibits/Schedules. The exhibits and schedules delivered in connection with to this Agreement, including the disclosure schedules, are incorporated and made a part of this Agreement and are an integral part of this Agreement. Any undefined capitalized terms used in any schedule or exhibit shall be defined as set forth in this Agreement.

(c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(e) Including. The word “including” or any variation means “including, without limitation”, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Article II

Merger

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Merger Sub shall be merged with and into Company, the separate existence of Merger Sub shall cease and Company shall continue as the surviving company of the Merger (the “Surviving Company”). Unless required to do otherwise under applicable law or by a Governmental Authority, the parties to this Agreement agree, for any and all federal and state income tax reporting purposes, to report the transaction as a single “reorganization” within the meaning of Section 368(a) of the Code.

2.2 Control Date. As defined and used within the context of Accounting Standards Codification 805, RSOL shall have control of the Company and its Subsidiaries as of the date of this Agreement. From and after the execution of this Agreement, RSOL will have the ability to control the Company and its Subsidiaries and to make decisions about the management, operations, policies and financing of the Company and its Subsidiaries without impediment, and the Company shall cooperate with any requests made by RSOL in this regard and use its reasonable commercial efforts to implement any decisions requested by RSOL with respect to the Company and its Subsidiaries. Since the Board of Directors of RSOL and the Board of Managers of Merger Sub have approved the Merger, Board of Managers and the members of the Company have approved the Merger, and Gaiam possesses majority voting rights in RSOL and Gaiam intends to approve this Merger, the subsequent Closing of the Merger is deemed to be simply an administrative delay and does not impede RSOL from assuming control of the Company and its Subsidiaries. Notwithstanding the foregoing, RSOL shall not be permitted to take any action prohibited under Section 6.4, and shall act only in accordance with the terms of Section 6.4

2.3 Closing. The closing of the Merger shall take place at the offices of Bartlit Beck Herman Palenchar & Scott LLP in Denver, Colorado commencing at 9:00 a.m. local time on the first Business Day following the fulfillment of all conditions to the Closing or such other date and time as RSOL and the Company may mutually determine (the “Closing Date”). Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

2.4 Effective Time. On the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DLLCA with the Secretary of State of Delaware, and shall make any and all other filings or recordings required under the DLLCA to effectuate the Merger. The Merger shall become effective at the time when the Certificate of Merger has been filed with the Secretary of State of Delaware or such later time as may be specified in the Certificate of Merger (the “Effective Time”).

2.5 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in this Agreement and the DLLCA.

2.6 Certificate of Formation and Limited Liability Company Agreement. At the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended. At the Effective Time, the certificate of formation of Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter changed or amended.

2.7 Officers and Managers of the Surviving Company. The board of managers of Merger Sub as of immediately prior to the Effective Time shall be the board of managers of the Surviving Company, until the earlier of their respective resignation or removal or otherwise ceasing to be a board member, or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their respective resignation or removal or otherwise ceasing to be an officer, or until their respective successors are duly elected and qualified, as the case may be.

2.8 Effect on Company Interests; Merger Consideration. At the Effective Time, by virtue of the Merger, (i) each of Merger Sub’s limited liability company interests issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one common unit of the Surviving Company, and (ii) all of the outstanding Company Interests immediately prior to the Effective Time shall be converted into (and thereafter shall represent only) the right to receive the Closing Merger Consideration at the Effective Time and to the extent provided herein, the Earnout Consideration, in each case subject to the provisions of Article III. All rights in respect of the Company Interests, except the right to receive the Merger Consideration pursuant to the terms and subject to the conditions of this Agreement, shall, by virtue of the Merger and without any action on the part of any holder of Company Interests, cease to be outstanding or exist at the Effective Time.

2.9 Withholding Rights. RSOL or the Surviving Company shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by RSOL or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons receiving the portion of the Merger Consideration in respect of which such deduction and withholding was made by RSOL or the Surviving Company.

2.10 Further Assurances. At and after the Effective Time, the officers and board of managers of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Surviving Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, so long as such action is not inconsistent with this Agreement.

Article III

Merger Consideration

3.1 Merger Consideration. The “Merger Consideration” shall consist of the following (as adjusted pursuant to this Article III):

(a) 8,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) of RSOL Common Stock; plus

(b) 700,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) of RSOL Common Stock (together with the shares set forth in Section 3.1(a) above, the “Closing Merger Consideration”), provided, however that such 700,000 shares shall be included in the Closing Merger Consideration only if, prior to the Closing Date, (i) the Alteris Final Financing Documents are entered into (and as of the Closing Date remain effective) on terms and conditions that (A) provide the material principal benefits to Alteris (or its designated affiliate) contemplated by the Alteris Draft Financing Documents or benefits reasonably comparable thereto, and (B) are not materially more adverse to Alteris than the terms and conditions set forth in the Alteris Draft Financing Documents, and (ii) all consents to the Merger required under the Alteris Final Financing Documents are obtained on terms reasonably satisfactory to RSOL (clauses (i) and (ii) are, collectively, the “Contemplated Benefits”); and plus

(c) 2,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) (the “Earnout Consideration”), provided, however, that such 2,000,000 shares shall be included in the Merger Consideration only if, both (i) Alteris Pre-Tax Income is equal to or greater than the Target Income for the Earnout Period and (ii) Alteris Cash Flow is equal to or greater than the Target Cash Flow for the Earnout Period (i.e,. Alteris Cash Flow is either positive, between $0 and negative $6,000,000 or equal to negative $6,000,000).

3.2 Alteris Financing Documents.

(a) Alteris Final Financing Documents. If the Alteris Final Financing Documents are not entered into prior the Closing Date or are entered into on terms that do not contain the Contemplated Benefits, then the “Closing Merger Consideration” shall consist of 8,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) of RSOL Common Stock, and as adjusted pursuant to this Article III. RSOL agrees to reasonably consult with the Company Agent from time to time with respect to whether, in RSOL’s judgment, the proposed terms of the Alteris Final Financing Documents do not contain the Contemplated Benefits. For purposes of this Agreement, the Alteris Final Financing Documents will be deemed to be entered into if the documents included therein that establish the overall structure of the financing arrangements contemplated thereby have been executed, and it is understood and agreed that the documents included therein that relate to the financing of particular projects need not have been entered into.

(b) Notice. The Company Agent shall provide a written copy of the Alteris Final Financing Documents to RSOL (the “Alteris Notice”) after they are executed by the parties thereto. If the Company Agent fails to provide the Alteris Notice to RSOL at least three (3) Business Days prior to the Closing Date, RSOL shall give written notice to the Company Agent of RSOL’s failure to receive the Alteris Notice as of such date and the Company Agent shall have one (1) Business Day following receipt of such notice to provide the Alteris Notice. If the Company Agent does not provide the Alteris Notice within the timeframe described in the previous sentence, then the Closing Merger Consideration shall be 8,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) of RSOL Common Stock, as provided above, and such Closing Merger Consideration shall be final and binding upon the Parties.

(c) Dispute. Following delivery of the Alteris Notice to RSOL, RSOL will have two (2) Business Days to determine whether the Alteris Final Financing Documents contain the Contemplated Benefits. If, following delivery of the Alteris Notice, RSOL does not give the Company Agent notice of RSOL’s determination that the Alteris Final Financing Documents do not contain the Contemplated Benefits within such two (2) Business Day period, then the Closing Merger Consideration shall be 8,700,000 shares of RSOL Common Stock (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) as provided above and such amount will be final and binding upon the Parties. If, within such two (2) Business Day period, RSOL gives notice to the Company Agent of RSOL’s determination that the Alteris Final Financing Documents do not contain the Contemplated Benefits (stating in reasonable detail the terms missing from the Alteris Final Financing Documents that cause RSOL to believe that the Alteris Final Financing Documents do not contain the Contemplated Benefits), then RSOL and the Company Agent shall attempt, in good faith, to resolve such dispute. If RSOL and the Company Agent are unable to resolve such dispute within ten (10) Business Days after delivery of such notice of objection, then such dispute will be submitted for resolution to Grant Thornton (the “Arbitrator”). The Arbitrator shall be engaged within five (5) Business Days after the expiration of such ten (10) Business Day period. If either RSOL or the Company Agent fails to take action with respect to the matter referred to in the previous sentences of this Section 3.2(c), then the other Party may engage the Arbitrator on behalf of all Parties. The Arbitrator shall make such review and examination of the relevant facts and documents as the Arbitrator deems appropriate for purposes of resolving the dispute, and only the dispute, and each of RSOL and the Company Agent shall be afforded the same opportunity to present to the Arbitrator material related to the dispute, and to make a written presentation of their respective positions; provided, however, that the Arbitrator shall require all facts, documents and presentations from RSOL and the Company Agent to be completed or submitted within five (5) Business Days after the Arbitrator has been engaged. Within five (5) Business Days after the date required for completion of presentations and the submission of such facts, documents and written presentations, and regardless of whether such submissions have been made, the Arbitrator shall resolve the dispute by selecting either RSOL’s position that the Alteris Final Financing Documents do not contain the Contemplated Benefits, or the Company Agent’s position that the Alteris Final Financing Documents contain the Contemplated Benefits. Such decision shall be final and binding upon the Parties without further recourse or collateral attack. All of the fees costs and expenses of the Arbitrator in connection with the dispute resolution process contemplated by this Section 3.2(c) (including the Arbitrator’s fees, but exclusive of attorneys’ fees) shall be borne by the Party (either RSOL or the Company Agent) whose position the Arbitrator did not select. The Arbitrator shall not preside over any hearing of the Parties nor permit the Parties to make any oral arguments. Except as otherwise agreed by the Parties, the Closing Date shall be postponed for such time as is necessary to permit the completion of the dispute resolution process and final adjustment set forth in this Section 3.2(c) and Section 3.2(d).

(d) Final Adjustment. Within two (2) Business Days of the final and binding determination of the Closing Merger Consideration in accordance with Section 3.2(b), (i) if the Arbitrator has determined that the Alteris Final Financing Documents contain the Contemplated Benefits, then the Closing Merger Consideration shall be equal to 8,700,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement), of RSOL Common Stock, and (ii) if the Arbitrator has determined that the Alteris Final Financing Documents do not contain the Contemplated Benefits, then the Closing Merger Consideration shall be equal to 8,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement), of RSOL Common Stock, and the holders of the Company Interests shall have no further right to receive such shares pursuant to the terms of this Agreement.

3.3 Earnout.

(a) Earnout Statement. As promptly as practicable but in no event later than March 31, 2012, RSOL shall deliver to Company Agent a statement (the “Earnout Statement”), setting forth in reasonable detail RSOL’s good-faith calculation of Alteris Pre-Tax Income for the Earnout Period and Alteris Cash Flow for the Earnout Period, together with the separate stand alone audited consolidated financial statements of the Surviving Company and its Subsidiaries for the Earnout Period, prepared by the Company’s or RSOL’s auditors. From the date of this Agreement through the determination of the final adjustment of the Earnout Consideration in accordance with this Section 3.3, RSOL shall cause the Surviving Company to provide Company Agent and its accountants, lawyers and representatives with access, during normal business hours, upon reasonable request, to all relevant books and records of the Surviving Company and its Subsidiaries (including the right to make copies thereof) and to the premises and personnel of the Surviving Company and its Subsidiaries for the purpose of determining Alteris Pre-Tax Income and Alteris Cash Flow in accordance with this Section 3.3.

(b) Disputed Items. If, within 60 days following delivery of the Earnout Statement to Company Agent, Company Agent shall not have given RSOL notice of Company Agent’s objection to the any items used in the computation of the Alteris Pre-Tax Income and Alteris Cash Flow (which notice shall contain a reasonably detailed statement of the basis of such objection) (the “Disputed Items”), then the amounts set forth in the Earnout Statement delivered by RSOL shall be final and binding upon the Parties. If Company Agent gives notice to RSOL of Company Agent’s objection within such 60 day period, the Earnout Statement shall not be deemed final and RSOL and Company Agent shall attempt, in good faith, to resolve the Disputed Items. If RSOL and Company Agent are unable to resolve any Disputed Items within 15 days after delivery of such notice of objection, any such Disputed Items will be submitted for resolution to Grant Thornton LLP, independent certified public accountants, or such other nationally recognized firm of independent certified public accountants mutually selected by RSOL and Company Agent (the “Neutral Auditor”). RSOL and Company Agent shall provide to the Neutral Auditor all work papers and back-up materials relating to the Disputed Items requested by the Neutral Auditor to the extent available to RSOL or its Subsidiaries, accountants, attorneys or other representatives or Company Agent or its accountants, attorneys or other representatives. The Neutral Auditor shall be engaged within five (5) Business Days after the expiration of the 15 day period following delivery of such notice of objection (or such earlier date if mutually agreed). If either RSOL or Company Agent fails to take action with respect to any matter relating to the selection of the Neutral Auditor, then the other Party may engage the Neutral Auditor on behalf of all Parties. The Neutral Auditor shall make such review and examination of the relevant facts and documents as the Neutral Auditor deems appropriate for purposes of resolving the Disputed Items, and only the Disputed Items, and each of RSOL and Company Agent shall be afforded the same opportunity to present to the Neutral Auditor and material related to the Disputed Items, to discuss the issues with the Neutral Auditor and to make a written presentation of their respective positions; provided, however, that the Neutral Auditor shall require all facts, documents and presentations from RSOL and Company Agent to be completed or submitted within15 days after the Neutral Auditor has been engaged. Within 15 days after the date required for completion of presentations and the submission of such facts, documents and written presentations, and regardless of whether such submissions shall have been made, the Neutral Auditor shall resolve all Disputed Items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack as to each Disputed Item. The Neutral Auditor will (i) resolve only the outstanding Disputed Items and may not assign a value greater than the greatest value claimed for any item by either Party or smaller than the smallest value claimed for any item by either Party, and (ii) re-calculate Alteris Pre-Tax Income and Alteris Cash Flow using the calculations set forth in the Earnout Statement, as modified only by (A) the Neutral Auditor’s resolution of the outstanding Disputed Items, and/or (B) the written agreement of RSOL and Company Agent. All of the fees costs and expenses of the Neutral Auditor in connection with the dispute resolution process contemplated by this Section 3.3(b) (including the Neutral Auditor’s fees, but exclusive of attorneys’ fees) shall be borne by the Party (either RSOL or Company Agent) who is the least successful in such process, which shall be determined by comparing (A) the position asserted by each Party on all Disputed Items taken together, with each matter weighted by its financial significance to (B) the final decision of the Neutral Auditor on all Disputed Items taken together. For purposes of the preceding sentence, the “position asserted” by each of RSOL and Company Agent shall be determined by reference to their respective presentations submitted to the Neutral Auditor pursuant to this Section 3.3(b). The Neutral Auditor shall not preside over any hearing of the Parties nor permit the Parties to make any oral arguments to the Neutral Auditor.

(c) Final Adjustment. Within six (6) Business Days of the final and binding determination of Alteris Pre-Tax Income and Alteris Cash Flow in accordance with Section 3.3(b), (i) if both (A) Alteris Pre-Tax Income for the Earnout Period is equal to or greater than the Target Income and (B) Alteris Cash Flow for the Earnout Period is equal to or greater than Target Cash Flow, then RSOL shall issue all of the Earnout Consideration the holders of the Company Interests in accordance with Section 3.6, and (ii) if either (A) Alteris Pre-Tax Income for the Earnout Period is less than Target Income or (B) Alteris Cash Flow for the Earnout Period is less than Target Cash Flow, then RSOL shall not issue any of the Earnout Consideration, and thereafter neither Company Agent nor any holder of Company Interests shall have any further right to receive any such shares pursuant to the terms of this Agreement.

(d) Additional Consideration. The amount of the Earnout Consideration, if any, distributed to the holders of Company Interests pursuant to this Section 3.3 shall constitute additional consideration paid to the holders of the Company Interests for their Company Interests.

3.4 Deliveries Prior to Signing, at Signing and at Closing.

(a) Pre-Signing Deliveries. Prior the execution of this Agreement, the Company delivered to RSOL a schedule, certified by the Company Agent (the “Exchange Schedule”), setting forth the name and address of each holder of Company Interests entitled to receive a portion of the Merger Consideration and the number of shares of RSOL Common Stock to be distributed to each such holder (including shares issuable pursuant to Section 3.1(a) as well as those that may be issued, subject to the provisions of this Agreement, pursuant to Sections 3.1(b) and 3.1(c).

(b) Signing Date Deliveries. On the date of this Agreement:

(i) the Company delivered to RSOL certified copies of resolutions of the Company’s Board of Managers authorizing and approving this Agreement and the consummation of the transactions contemplated by the Transaction Documents;

(ii) RSOL delivered to the Company certified copies of the resolutions of the Board of Directors of RSOL authorizing and approving this Agreement and the consummation of the transactions contemplated by the Transaction Documents;

(iii) RSOL delivered to the Company the Preclosing Agreement, duly executed by the Gaiam, and the Company delivered to RSOL the Preclosing Agreement, duly executed by the Company and the Company Agent;

(iv) the Company delivered to RSOL a certificate signed by an officer of the Company certifying that the representations and warranties made by the Company in Article IV are true and correct in all respects as of the date of this Agreement;

(v) RSOL delivered to the Company a certificate signed by an officer of RSOL certifying that the representations and warranties made by RSOL in Article V are true and correct in all respects as of the date of this Agreement; and

(vi) Riverside Partners, LLC delivered to RSOL (i) a release of the Company and its Subsidiaries of all liabilities or other obligations under that certain letter agreement with respect to management services dated September 19, 2008 by and among the Company, Alteris and Riverside Partners, LLC, including, without limitation, any known claims thereunder, provided however that Sections 5, 6 and 7, of such letter agreement are expressly not released, and (ii) following payment of the amounts due to Riverside Partners LLC under such letter agreement, a confirmation that, as of the date of this Agreement, no further amounts are owed to any Person under such letter agreement, except as may arise under Sections 5, 6 and 7 thereof.

(c) Pre-Closing Deliveries. At least seven (7) Business Days prior the Closing Date, the Company shall deliver to RSOL:

(i) any revisions deemed to be reasonably appropriate by the Company Agent in its sole discretion as to the number of shares of RSOL Common Stock to be distributed to each holder of Company Interests set forth on the Exchange Schedule, certified by the Company Agent; and

(ii) copies of (A) a letter of transmittal and investment representation letter, in the form attached hereto as Exhibit D (the “LT and Representation Letter”), duly completed and validly executed in accordance with the instructions thereto by each holder of Company Interests entitled to receive a portion of the Merger Consideration, and (B) each certificate or certificates (the “Certificates”) representing outstanding Company Interests held by such holder of the Company Interest(s) surrendered for cancellation upon consummation of the Merger; and

(iii) any updates to the estimates set forth on the Company Expense Schedule and the Change of Control Expense Schedule which reflect information not reasonably available to the Company and the Company Agent as of the date of this Agreement, including, but not limited to, the incurrence of legal fees and the accrual of interest on outstanding indebtedness listed on the Company Expense Schedule and the Change of Control Schedule.

3.5 Closing Exchange of Certificates.

(a) Exchange Agent. No fewer than three (3) Business Days prior to the Closing Date, RSOL shall designate a reputable bank or trust company reasonably satisfactory to the Company (it being agreed by the Company that RSOL’s transfer agent is per se reasonable) to act as exchange agent (the “Exchange Agent”) pursuant to a written agreement in form and substance reasonably acceptable to RSOL and the Company for the safekeeping and issuance of the Merger Consideration. RSOL shall be solely responsible for the fees and expenses of the Exchange Agent. No fewer than three (3) Business Days prior to the Closing Date, RSOL shall cause to be delivered to the Exchange Agent certificates representing the shares of RSOL Common Stock comprising the Closing Merger Consideration, as determined in accordance with Section 3.2, which shares shall be held by the Exchange Agent, subject to delivery in accordance with the terms of this Agreement.

(b) Exchange Procedures. No fewer than three (3) Business Days prior to the Closing Date, RSOL shall deliver the Exchange Schedule to the Exchange Agent, and each holder who has surrendered a Certificate for cancellation, together with the LT and Representation Letter, duly completed and validly executed in accordance with the instructions thereto, shall be entitled to receive in exchange therefor as of the Effective Time the portion of the Closing Merger Consideration set forth opposite such holder’s name on the Exchange Schedule, as determined in accordance with Section 3.2. RSOL shall cause the Exchange Agent to deliver to the Closing Merger Consideration in accordance with the Exchange Schedule. Until so surrendered, any outstanding Certificate that, prior to the Effective Time, represented Company Interests will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive of the portion of the Closing Merger Consideration, if any, distributable in respect thereof pursuant to the terms of this Agreement. No dividend or other distributions declared or made with respect to RSOL Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of RSOL Common Stock issuable upon the surrender thereof until such time as the Certificate(s) in question have been surrendered.

(c) Termination of Exchange Fund. Any portion of the Closing Merger Consideration that remains undistributed to the Persons entitled thereto twelve (12) months after the Effective Time shall be delivered to RSOL, upon demand, and any such Person who has not previously complied with this Section 3.5 shall thereafter look only to RSOL for delivery of the portion of the Merger Consideration that such Person is entitled to receive in accordance with the terms of this Agreement.

(d) No Liability. Notwithstanding anything to the contrary in this Section 3.5, none of the Exchange Agent, the Surviving Company, RSOL, any party hereto or any of their respective Affiliates shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

3.6 Post-Closing Delivery of Certificates.

(a) Exchange Agent. In the event any Earnout Consideration is to be issued pursuant to Section 3.3, then, no fewer than five (5) Business Days prior to the date of such issuance, RSOL shall cause to be delivered to the Exchange Agent certificates representing the shares of RSOL Common Stock comprising the Earnout Consideration, which shares shall be held by the Exchange Agent, subject to delivery in accordance with the terms of this Agreement.

(b) Delivery Procedures. No fewer than five (5) Business Days prior to the issuance of the Earnout Consideration, RSOL shall deliver the Exchange Schedule to the Exchange Agent, and each holder who has surrendered a Certificate for cancellation, together with the LT and Representation Letter, duly completed and validly executed in accordance with the instructions thereto, shall be entitled to receive in exchange therefor as of the Effective Time the portion of the Earnout Consideration set forth opposite such holder’s name on the Exchange Schedule and RSOL shall cause the Exchange Agent to issue Common Stock comprising the Earnout Consideration to the holders in accordance with the Exchange Schedule.

(c) Termination of Exchange Fund. Any portion of the Earnout Consideration that remains undistributed to the Persons entitled thereto twelve (12) months after the scheduled date of delivery, shall be delivered to RSOL, upon demand, and any such Person who has not previously complied with this Section 3.3 shall thereafter look only to RSOL for delivery of the portion of the Earnout Consideration that such Person is entitled to receive in accordance with the terms of this Agreement.

3.7 Payments Upon Closing. At the Closing, (a) the Company shall make or cause to be made, by wire transfer of immediately available funds, payment of the amounts set forth on Schedule 3.7(a) (the “Company Expense Schedule”), and (b) RSOL shall make or cause to be made, by wire transfer of immediately available funds, payment of the amounts set forth on Schedule 3.7(b) (the “Change of Control Expense Schedule”). The Company Expense Schedule and the Change of Control Schedule shall be updated by the Company prior to Closing in accordance with Section 3.4(c)(iii).

Article IV

Representations and Warranties of the Company

As a material inducement to RSOL to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Company makes the following representations and warranties to RSOL as of the date of this Agreement, subject to qualification by the disclosure schedules. The Company has also delivered to RSOL (or has caused the delivery to RSOL of) disclosure schedules arranged in numbered parts corresponding to the section numbers in this Agreement of the following representations and warranties.

The information disclosed in any particular disclosure schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement (it being understood and agreed that the disclosure set forth in a specific section or subsection of a disclosure schedule shall qualify the representations and warranties set forth in the corresponding section and subsection of this Article IV and any other section and subsection of this Article IV (whether or not a specific cross-reference is included) if and to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to such other section or subsection). References to “schedules” in this Agreement shall refer to the corresponding section of the disclosure schedules.

4.1 Organization and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. The Company and each of its Subsidiaries has all requisite limited liability company or corporate power and authority, necessary to own and/or lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

4.2 Power. The Company has the requisite limited liability company power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement executed in connection with this Agreement to which it is a party.

4.3 Authorization; Binding Obligations. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is a party, the Merger and the consummation of the other transactions contemplated by the Transaction Documents, have been duly authorized by all requisite action on the part of the Company, including, without limitation, approval by the Company’s Board of Managers and members as required. This Agreement has been duly executed and delivered by the Company and, at the Closing, each of the other Transaction Documents to which the Company is a party will be duly executed and delivered by the Company. This Agreement is, and at the Closing each of the other Transaction Documents to which the Company is a party will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities Laws or the public policy underlying such Laws.

4.4 Subsidiaries. Schedule 4.4 sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or organization, (ii) the number of shares, interests, units or other form of ownership of authorized equity securities of each class, (iii) the number of issued and outstanding shares, interests, units or other form of ownership of each class of its equity securities, the names of the holders of such securities, and the number of shares, interests, units or other form of ownership held by each such holder, and (iv) the number of shares, interests, units or other form of ownership of its equity securities held in treasury. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of its state of incorporation or formation. All of the issued and outstanding shares, interests, units or other form of ownership of equity securities of each Subsidiary of a Company have been duly authorized and are validly issued, fully paid, and non-assessable. The Company or one of its Subsidiaries holds of record and owns beneficially all of the outstanding shares, interests, units or other form of ownership of each Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any equity securities of any of its Subsidiaries or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own equity securities Interest. There are no outstanding share appreciation, phantom share, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity securities of any Subsidiary of a Company. Except as set forth on Schedule 4.4, the Company and its Subsidiaries do not own, directly or indirectly, any capital stock or other equity securities of any other Person.

4.5 No Violation.

(a) Except as set forth on Schedule 4.5, the execution, delivery and performance by the Company of this Agreement and each of other the agreements to which the Company is a party, and the consummation of the transactions contemplated by the Transaction Documents do not violate and will not cause a default under, or give rise to a right of termination or require any consent under, (i) the organizational documents of the Company or any of its Subsidiaries, (ii) any material applicable Laws, or (iii) any material indenture, mortgage, lease, agreement or instrument to which the Company or any Subsidiary is a party.

(b) Neither the Company nor any Subsidiary is (i) in default, breach or violation of its organizational documents, as in effect as of the date of this Agreement, or (ii) in material default, breach or violation of any material provision of any material contract to which it is a party or by which it or its assets is or may be bound.

Without limiting the generality of the foregoing, there does not exist any ‘default’ or ‘event of default’ (in each case as defined in any such agreement) or any default under any other credit or financing agreement to which the Company is a party or by which any of its properties or assets are bound.

4.6 Capitalization; Title to Company Interests. Schedule 4.6 sets forth the number and type of all of the outstanding equity interests in the Company, the names of the holders of such securities, and the number of interests held by each such holder. Except as set forth on Schedule 4.6 , all of the outstanding equity interests in the Company are validly issued and outstanding and were not issued in violation of any preemptive rights or Contract binding upon the Company. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, (ii) options, warrants or other rights to acquire from the Company or obligations of the Company to issue any equity interests or securities convertible into or exchangeable for equity interests in the Company, or (iii) equity equivalent interests in the ownership or earnings of the Company or stock appreciation, phantom stock, right of first refusal, preemptive or other similar rights. There are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the Company’s equity interests. The Company is not subject to any obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its equity interests. The Company has not declared or paid any dividends.

4.7 Financial Statements; Undisclosed Liabilities.

(a) The Company has provided RSOL, at least 2 (two) business days prior to the date of this Agreement, true and complete copies of the following (the financial statements referred to in clauses (i) and (ii) below being collectively referred to as the “Historical Financials”):

(i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010, December 31, 2009, and December 31, 2008, and statements of income, retained earnings and cash flows for each of the three years then ended (the “Year End Financials”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2011 and statement of operations for the three months then ended (the “Most Recent Financials”).

(b) The Year End Financials (including the related schedules and notes, if any) have been prepared in accordance with GAAP, and GAAP has been applied consistently throughout all periods covered. The Most Recent Financials have been prepared in accordance with GAAP (except for the omission of disclosure notes and year-end adjustments) and the Company and its Subsidiaries’ past principles, practices and procedures for preparing financial statements for interim periods. The Historical Financials (including the notes) present fairly in all material respects the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods. The Company and its Subsidiaries have maintained systems of internal accounting controls sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management’s general or specific authorization, (B) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements in conformity with GAAP and to maintain proper accountability for items, and (C) access to their property and assets is permitted only in accordance with management’s general or specific authorization, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company.

4.8 Existing Indebtedness and Liens. Schedule 4.8 sets forth a true, correct and complete list, and describes, as of March 31, 2011 or such other dates indicated, as applicable: (i) all indebtedness of the Company for borrowed money or any of its Subsidiaries, showing, as to each indebtedness, the payee, the principal, stated interest rate and maturity date; (ii) all Liens (other than Permitted Liens) in respect of any property or assets of the Company or any of its Subsidiaries, showing, as to each Lien, the name of the grantor and secured party, the indebtedness secured by such Lien, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien; and (iii) a trade payables aging schedule for the Company and its Subsidiaries.

4.9 Contracts.

(a) Schedule 4.9 sets forth a true, correct and complete list of all Contracts to which the Company or any of its Subsidiaries is a party and which are material to the Company, its Subsidiaries or to the Business. The Company has delivered to RSOL true, correct and complete copies of each such Contract. To the Knowledge of the Company, there are no material oral Contracts to which the Company or any of its Subsidiaries is a party.

(b) Each such Contract is a legal, valid and binding obligation of the Company or its Subsidiary, as the case may be, enforceable against the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other parties to such Contract, in each case in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability), and is in full force and effect. To the Knowledge of the Company, each other party to each such Contract is in compliance with the terms of such Contract, and no material default or event of default by such other party thereto exists, other than non-compliance or default that would not reasonably be expected to have a Material Adverse Effect on the Company.

4.10 Accounts Receivable. All accounts receivable of the Company and any of its Subsidiaries (a) are legal, valid and binding obligations of the Persons shown in the accounting records of the Company or its Subsidiary, as the case may be, as the obligor of such receivable, and (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business.

4.11 Labor Relations; Employees. Neither the Company nor any of its Subsidiaries is a party to any agreement with any labor union nor are any of their employees represented by any labor union or organization. To the Knowledge of the Company, there is no pending or threatened labor dispute or strike between the Company or any of its Subsidiaries, on the one hand, and any present or former employee(s) of the Company or any of its Subsidiaries, on the other hand. The Company and each of its Subsidiaries have complied in all material respects with all Laws related to the employment of its work force.

4.12 Employee Benefit Plans; ERISA. Schedule 4.12 contains an accurate and complete list of all Employee Plans of the Company or any of its Subsidiaries, accurate and complete copies of which have been delivered to RSOL. Each such Employee Plan has been operated in all material respects in accordance with its terms (including with respect to contributions) and in material compliance with all applicable Laws including ERISA and the Code, to the extent applicable. No such Employee Plan has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code). Neither the Company nor any ERISA Affiliate has maintained or contributed to a (i) “defined benefit plan” (within the meaning of Section 3(35) of ERISA), (ii) “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or (iii) any Employee Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and the regulations promulgated thereunder) at any time, nor has the Company nor any ERISA Affiliate had any actual or potential liability with respect to any of these types of plans at any time. Except as set forth on Schedule 4.12, no individual will accrue or receive additional benefits, credit for service or accelerated rights to payments of benefits as a direct result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary maintains an Employee Plan that is intended to be qualified under Section 401(a) of the Code. Schedule 4.12 lists each written agreement, contract, or other arrangement, whether or not an Employee Plan (collectively a “Plan”) to which the Company or any of its Subsidiaries] is a party that, to the Knowledge of the Company, is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

4.13 Taxes.

(a) The Company and its Subsidiaries have filed all Tax Returns that they were required to file under applicable Laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, except for calendar year 2010 tax returns, for which the Company has filed any required federal, state or local extensions. No claim has ever been made by a taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, shareholder, or other third party.

(c) Except as set forth on Schedule 4.13, neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority indicating an intent to assess any additional Taxes or open an audit for any period for which Tax Returns have been filed or a notice of deficiency. None of the Company’s or its Subsidiaries’ Tax Returns have been audited or are currently the subject of audit. The Company has made available to RSOL or its counsel correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2008.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G and (ii) any amount that will not be fully deductible as a result of Code § 162(m). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken that could give rise to a penalty for a substantial understatement of federal income Tax within the meaning of Code § 6662 in the absence of such disclosure. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the affiliated group of which Alteris is the common parent) or (B) has any Liability for the Taxes of any Person (other than the Company and its subsidiaries) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(e) Except as set forth on Schedule 4.13, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) change in method of accounting that occurred on or prior to the Closing Date; (ii) “closing agreement” as described in Code § 7121 executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law) that occurred on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(f) Neither the Company nor any of its Subsidiaries has engaged in or otherwise participated in any reportable transaction or “listed transaction” as defined in Code § 6707.

4.14 Litigation. Except as set forth on Schedule 4.14, there are no actions, suits, arbitration proceedings, investigations, inquiries or similar proceedings, whether governmental or non-governmental, before any Governmental Authority or pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or questions the validity of this Agreement or the transactions contemplated by the Transaction Documents.

4.15 Transactions with Affiliates. Except as set forth on Schedule 4.15, since January 1, 2009, there has not been any material agreement, arrangement or transaction between the Company or any of its Subsidiaries, on the one hand, and Riverside Partners, LLC or any of its Affiliates on the other hand.

4.16 Licenses and Permits. The Company and its Subsidiaries have all material governmental authorizations are necessary or required for the Company and its Subsidiaries to lawfully conduct their Business as currently conducted in all material respects or for the Company and any of its Subsidiaries to own, lease or use its assets. Each of the Company’s and its Subsidiaries’ material Licenses and Permits is valid and in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding from any Governmental Authority regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any material Licenses and Permits.

4.17 Personal Property. The Company or one of its Subsidiaries has good and marketable title to its assets (other than real property, which is covered in Section 4.18 and other than personal property which is leased) free and clear of all Liens other than Permitted Liens. The Company or one of its Subsidiaries owns or properly leases all the assets necessary to and currently utilized in the operation of the Business.

4.18 Real Property.

(a) Schedule 4.18 sets forth a true, correct and complete list of all real property leases, subleases pursuant to which the Company or any of its Subsidiaries is a lessor, lessee, sublessor, or sublessee, in each case as amended through the date of this Agreement, which list includes the effective date of such lease, the street address, the identity of the lessors, lessees, sublessors, or sublessees, or with respect to which a Company or any of its Subsidiaries has guaranteed the obligations of any other Person. The Company has delivered to RSOL true, correct and complete copies of each such lease, sublease or license. Neither the Company nor any of its Subsidiaries owns any real property.

(b) Each lease of premises utilized by the Company or any of its Subsidiaries or in connection with the Business is legal, valid and binding in all material respects on the Company or its Subsidiary and, to the Knowledge of the Company, legal, valid and binding in all material respects on the lessor. The Company or one of its Subsidiaries is a tenant or possessor in good standing, free of any material default or breach on the part of the Company or any of its Subsidiaries and, to the Knowledge of the Company, free of any material default or breach on the part of the lessor, and the Company or such Subsidiary quietly enjoys the premises.

4.19 Environmental Matters. The operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and all Licenses and Permits issued to the Company or any of its Subsidiaries pursuant to the Environmental Laws or otherwise. The operations of the Company and its Subsidiaries have not resulted in material Releases of Hazardous Material into the environment. Neither the Company nor any of its Subsidiaries is the subject of any outstanding order, nor, to the Knowledge of the Company, is threatened to be the subject of any order, with any Governmental Authority respecting (i) compliance with Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material. To the Knowledge of the Company, there is not located at any property owned, operated or leased by the Company or any of its Subsidiaries any (i) current or former underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) asbestos-containing materials or structural asbestos, which is damaged and, in its present condition, poses an unreasonable risk of harm to employees or the general public, or (v) equipment which, contains ozone depleting substances.

4.20 Intellectual Property.

(a) The Company or one of its Subsidiaries owns, licenses or otherwise possesses legally enforceable rights to use all trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs or applications, tangible or intangible proprietary information or material and other intellectual property that are currently used in, or material to, the Business (together, the “Company Intellectual Property”).

(b) The Company has provided to RSOL true, correct and complete copies of all registered patents, trademarks and service marks owned by the Company or any Subsidiary and all licensed Company Intellectual Property that is material to the Business All patents, registered trademarks, service marks and registered copyrights held by the Company and its Subsidiaries are validly issued and presently subsisting.

(c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, any trade secret material of the Company or any of its Subsidiaries, or any Third Party Intellectual Property Right to the extent licensed by or through the Company or any of its Subsidiaries, by any third party that is material to the Business. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions arising in the ordinary course of business, such as those in purchase orders, invoices or similar sales-related documents.

(d) To the Knowledge of the Company, the provision of services by the Company and its Subsidiaries as currently conducted and proposed to be conducted do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

4.21 Insurance.

(a) Schedule 4.21 identifies each of the policies of insurance currently maintained by the Company or any of its Subsidiaries setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, and the expiration dates of such policies. Such policies are in full force and effect on the date of this Agreement. All premiums due under the policies identified on Schedule 4.21 have been paid to the extent required and neither the Company nor any of its Subsidiaries has been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default under such policy.

(b) Except as set forth on Schedule 4.21, neither the Company nor any of its Subsidiaries has been issued or has received any notice that any insurer under any policy referred to on Schedule 4.21 is denying liability with respect to a claim in excess of $100,000 or defending under a reservation of rights clause.

4.22 Business Relationships. Neither the Company nor any of its Subsidiaries has received any notice with respect to any actual or threatened termination or cancellation of, or any adverse modification or material change in, the business relationship between the Company or any of its Subsidiaries, on the one hand, and any vendor, distributor, supplier, or customer, on the other hand that would reasonably be expected to have a Material Adverse Effect on the Company.

4.23 Inventories. All inventories carried by the Company and its Subsidiaries are, and, as of the Closing Date, will be, normal items of inventory carried by the Company or any of its Subsidiaries, as the case may be.

4.24 Brokers; Certain Expenses. Except as set forth on Schedule 4.24, none of the Company, nor any of its Subsidiaries has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, or the transactions contemplated by the Transaction Documents for which RSOL (or the Company or any of its Subsidiaries after the Closing Date) will have any liability.

4.25 Compliance with Laws. The Company and its Subsidiaries are and have been in compliance in all material respects with and have conducted the Business (i) in accordance with all applicable Laws, and (ii) in all material respects in accordance with all injunctions, judgments, orders, decrees, writs and rulings of all Governmental Authorities to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending, filed or threatened nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

4.26 Interim Changes. Since March 31, 2011 there has been no change in the condition, financial or otherwise, of the Company or any of its Subsidiaries, which had, or would reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or any material increase in the compensation payable by the Company or any if its Subsidiaries to employees or directors, provided, however, that the Company has terminated Steve Kaufman as Chief Executive Officer of Alteris and, as a result, he became entitled to certain severance payments in accordance with his employment agreement.

4.27 No Omissions or Misstatements. None of the representations or warranties of the Company included in this Agreement as qualified by the disclosure schedules furnished or to be furnished by the Company contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements in this Agreement not misleading in light of the circumstances in which they were made.

Article V

Representations and Warranties of RSOL

As a material inducement to the Company and Earth Friendly to enter into this Agreement and to consummate the transactions contemplated by the Transaction Documents, RSOL represents and warrants to Earth Friendly as of the date of this Agreement, as follows:

5.1 Organization. RSOL is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all requisite power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement to which it is a party and to consummate the transactions contemplated by the Transaction Documents. Merger Sub is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and has all requisite power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement to which it is a party and to consummate the transactions contemplated by the Transaction Documents. Merger Sub elected, pursuant to Section 301.7701-3 of the Treasury Regulations to be classified as an association taxable as a corporation for federal income tax purposes, effective as of the date of its formation, and has been so classified at all times since the effective date of such election.

5.2 Authorization. The execution, delivery and performance by RSOL of this Agreement and of each of the other Transaction Documents to which RSOL is a party, and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary action taken on the part of RSOL and no further action is required by RSOL or RSOL’s shareholders, including approval of the Transaction Documents or the transactions contemplated by the Transaction Documents (including the issuance of RSOL Common Stock to Earth Friendly), except for the RSOL Shareholder Approval. The execution, delivery and performance by Merger Sub of this Agreement and of each of the other Transaction Documents to which Merger Sub is a party, and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary action taken on the part of Merger Sub and no further action is required by Merger Sub, including approval of the Transaction Documents or the transactions contemplated by the Transaction Documents.

5.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by RSOL, and, at the Closing, each of the other Transaction Documents to which RSOL is a party will be duly executed and delivered by RSOL. This Agreement is, and at the time of the Closing each of the other Transaction Documents to which RSOL is a party will be, a legal, valid and binding obligation of RSOL, enforceable against RSOL in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities Laws or the public policy underlying such Laws. This Agreement has been duly executed and delivered by Merger Sub, and, at the Closing, each of the other Transaction Documents to which Merger Sub is a party will be duly executed and delivered by Merger Sub. This Agreement is, and at the time of the Closing each of the other Transaction Documents to which Merger Sub is a party will be, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities Laws or the public policy underlying such Laws.

5.4 No Violation.

(a) The execution, delivery and performance by RSOL of this Agreement and each of the other agreements to which RSOL is a party, and the consummation of the transactions contemplated by the Transaction Documents, do not violate and will not cause a default under, or give rise to a right of termination or require any consent under (a) the organizational documents of RSOL, (b) any material applicable Laws, or (c) any material indenture, mortgage, lease, agreement or instrument to which RSOL is a party. The execution, delivery and performance by Merger Sub of this Agreement and each of the other agreements to which Merger Sub is a party, and the consummation of the transactions contemplated by the Transaction Documents, do not violate and will not cause a default under, or give rise to a right of termination or require any consent under (a) the organizational documents of Merger Sub, (b) any material applicable Laws, or (c) any material indenture, mortgage, lease, agreement or instrument to which Merger Sub is a party.

(b) Neither RSOL nor any Subsidiary is (i) in default, breach or violation of its organizational documents, as in effect as of the date of this Agreement, or (ii) in material default, breach or violation of any material provision of any material contract to which it is a party or by which it or its assets is or may be bound. Without limiting the generality of the foregoing, there does not exist any ‘default’ or ‘event of default’ (in each case as defined in any such agreement) or any default under any other credit or financing agreement to which RSOL or any Subsidiary is a party or by which any of its properties or assets are bound.

5.5 Brokers; Certain Expenses. Except as previously disclosed to the Company, neither RSOL nor any of its Subsidiaries has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other agreement or any of the transactions contemplated by the Transaction Documents.

5.6 Litigation. There are no actions, suits, arbitration proceedings, investigations, inquiries or other proceedings, whether governmental or non-governmental, before any Governmental Authority or pending or, to the actual knowledge of RSOL, threatened, against, relating to or affecting RSOL or any of its Subsidiaries, RSOL’s or any of its Subsidiaries’ assets and properties, or any officer, director or employee of RSOL or any of its Subsidiaries in his or her capacity as such, and which involve a monetary claim or claims in excess of $10,000, injunctive or other equitable relief or which may otherwise be material to RSOL or its Subsidiaries or questions the validity of this Agreement or the transactions contemplated by the Transaction Documents.

5.7 Consents and Approvals. All consents, approvals or authorizations of, or declarations, filings or registration with, any Governmental Authority, or any other Person or entity, required to be made or obtained by RSOL or any of its Subsidiary in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which either is a party and the consummation of the transactions contemplated by the Transaction Documents have been obtained, except with respect to filings required to be made after the Closing Date and the RSOL Shareholder Approval.

5.8 RSOL Common Stock. The shares of RSOL Common Stock to be issued to Earth Friendly under this Agreement have been duly authorized and reserved for issuance, and, upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all Liens imposed by RSOL other than restrictions on transfer provided for in this Agreement or the other Transaction Documents or applicable federal and state securities Laws.

5.9 Capitalization. The capitalization of RSOL as of May 9, 2011 is as set forth in RSOL’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011, as filed with the SEC on May 10, 2011. RSOL has not issued any capital stock since May 10, 2011 except pursuant to RSOL’s 2008 Long-Term Incentive Plan. Except as set forth in the SEC Reports, and except for compensatory stock options issued in the ordinary course of business, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of RSOL Common Stock, or contracts, commitments, understandings or arrangements by which RSOL or any RSOL Subsidiary is or may become bound to issue additional shares of RSOL Common Stock. The issue and sale of the RSOL Common Stock to the Company pursuant to this Agreement will not obligate RSOL to issue shares of RSOL Common Stock or other securities to any Person (other than the Company’s members) and will not result in a right of any holder of RSOL securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of RSOL are validly issued, fully paid and nonassessable, have been issued in material compliance with all federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of the Board of Directors of RSOL is required for the issuance and sale of the RSOL Common Stock pursuant to this Agreement. Except as contemplated by this Agreement, there are no shareholders agreements, voting agreements or other similar agreements with respect to RSOL’s capital stock to which RSOL is a party or, to the Knowledge of RSOL, between or among any of RSOL’s shareholders. RSOL has not declared or paid any dividends.

5.10 SEC Reports; Financial Statements. RSOL has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act since May 7, 2008 (the foregoing materials, including the exhibits and documents incorporated by reference, being collectively referred to as the “SEC Reports”) on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. The financial statements of RSOL included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or their notes and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of RSOL and its consolidated Subsidiaries as of and for the dates of such financial statements and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. No executive officer of RSOL has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. Neither RSOL nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in such financial statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen since December 31, 2010 in the ordinary and usual course of business and consistent with past practice, (ii) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements and (iii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect on RSOL.

5.11 Compliance. Neither RSOL nor any Subsidiary of RSOL is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by RSOL or any Subsidiary of RSOL under), nor has RSOL or any Subsidiary of RSOL received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived). RSOL and each Subsidiary of RSOL have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of RSOL or such Subsidiary of RSOL. RSOL and each Subsidiary of RSOL has complied with and is not in default or violation in any respect of, and none of them is, to RSOL’s actual knowledge, under investigation with respect to or, to RSOL’s actual knowledge, has been threatened to be charged with or given notice of any material violation of any applicable Law, order, judgment or decree. Except for statutory or regulatory restrictions of general application, no Governmental Authority has placed any material restriction on the business or properties of RSOL or any Subsidiary of RSOL.

5.12 Listing and Maintenance Requirements. The RSOL Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and RSOL has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the RSOL Common Stock under the Exchange Act nor has RSOL received any notification that the SEC is contemplating terminating such registration. RSOL has not, since May 7, 2008, received notice to the effect that RSOL is not in compliance with the listing or maintenance requirements of NASDAQ. RSOL is in compliance with all such listing and maintenance requirements of the NASDAQ Global Market. The issuance and listing on the NADAQ Global Market of the RSOL Common Stock issued pursuant to this Agreement requires no further approvals other than the approval of shareholders and a Notification Form: Listing of Additional Shares will be required to be filed in order to comply with NASDAQ rules.

5.13 No Omissions or Misstatements. None of the representations of RSOL included in this Agreement or other Transaction Documents furnished or to be furnished by RSOL, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements not misleading in light of the circumstances in which they were made.

5.14 Transactions with Affiliates. Except as set forth on Schedule 5.14 delivered by RSOL to the Company, since January 1, 2009, there has not been any material agreement, arrangement or transaction between RSOL or any of its Subsidiaries, on the one hand, and Gaiam or any of its Subsidiaries (other than RSOL and its Subsidiaries), on the other hand.

5.15 Accounts Receivable. All accounts receivable of RSOL or any of its Subsidiaries (a) are legal, valid and binding obligations of the Persons shown in the accounting records of RSOL or any of its Subsidiaries as the obligor of such receivable, and (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business.

5.16 Taxes. No claim has ever been made by a taxing authority in a jurisdiction where RSOL or any of its Subsidiaries has not filed Tax Returns that RSOL or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Except for the Tax Sharing Agreement, neither RSOL nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

5.17 Licenses and Permits. RSOL and each of its Subsidiaries has all material governmental authorizations as are necessary or required for it to lawfully conduct its business as currently conducted in all material respects or for it to own, lease or use its assets. RSOL’s and each of its Subsidiaries’ material Licenses and Permits are valid and in full force and effect. RSOL has not received any written notice that remains outstanding from any Governmental Authority regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any material Licenses and Permits. The transactions contemplated by this Agreement will not adversely affect RSOL’s and each of its Subsidiaries’ right to utilize its Licenses and Permits.

5.18 Personal Property. RSOL and each of its Subsidiaries has good and marketable title to its assets (other than real property, and other than personal property which is leased) free and clear of all Liens other than Permitted Liens. RSOL and each of its Subsidiaries owns or properly leases all the assets necessary to and currently utilized in the operation of its business.

5.19 Intellectual Property.

(a) RSOL and each of its Subsidiaries owns, licenses or otherwise possesses legally enforceable rights to use all trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs or applications, tangible or intangible proprietary information or material and other intellectual property that are currently used in, or material to, its business (together, the “RSOL Intellectual Property”).

(b) RSOL has provided to the Company true, correct and complete copies of all registered patents, trademarks and service marks owned by RSOL and each of its Subsidiaries and all licensed RSOL Intellectual Property that is material to its business. All patents, registered trademarks, service marks and registered copyrights held by RSOL and each of its Subsidiaries are validly issued and presently subsisting.

(c) To the Knowledge of RSOL, there is no unauthorized use, disclosure, infringement or misappropriation of any RSOL Intellectual Property, any trade secret material to RSOL, or any Third Party Intellectual Property Right to the extent licensed by or through RSOL, by any third party that is material to RSOL’s business. RSOL has not entered into any agreement to indemnify any other Person against any charge of infringement of any RSOL Intellectual Property, other than indemnification provisions arising in the ordinary course of business, such as those in purchase orders, invoices or similar sales-related documents.

(d) To the Knowledge of RSOL, the provision of services by RSOL and each of its Subsidiaries as currently conducted and proposed to be conducted do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

5.20 Inventories. All inventories carried by RSOL and each of its Subsidiaries are, and, as of the Closing Date, will be, normal items of inventory carried by RSOL and each of its Subsidiaries.

Article VI

Covenants of the Parties

6.1 RSOL Board of Directors and Committees.

(a) Simultaneously with the execution of this Agreement, RSOL shall cause the RSOL Board to consist of the following eight (8) individuals: Jirka Rysavy, John Schaeffer, David Belluck, Steve Kaufman, Barbara Mowry, Scott Lehman, James Argyropoulos and William Yearsley (David Belluck and Steve Kaufman, are sometimes collectively referred to herein as the “Riverside Directors”), If a vacancy occurs a result of a Riverside Director no longer serving on the RSOL Board for any reason between the date of this Agreement and the Effective Time, the Company Agent shall have the right to designate a replacement to fill the vacancy, and RSOL shall promptly cause such person to be elected to the RSOL Board.

(b) Between the date of this Agreement and Effective Time, RSOL shall cause the election to the RSOL Board of one (1) other individual designated by the Company Agent (the “Riverside Independent”), only so long as the Riverside Independent (i) shall be acceptable to Gaiam (such acceptance not to be unreasonably withheld or delayed) and (ii) shall meet the independence standards of Nasdaq with respect to RSOL (including with respect to audit committees and compensation committees). Immediately prior to the election of such Riverside Independent to the RSOL Board, RSOL shall accept the resignation of James Argyropoulos from the RSOL Board. In the event a proposed Riverside Independent is deemed to be unacceptable to Gaiam or does not meet the independence standards of Nasdaq in accordance with this Section 6.1(b), the Company Agent shall have the right to propose additional individuals until Gaiam deems such individual to be acceptable and such individual meets the independence standards of Nasdaq.

(c) Simultaneously with the execution of this Agreement, RSOL shall cause (i) the audit committee and compensation committee of the RSOL Board to consist of the following three (3) individuals: Barbara Mowry, Scott Lehman and James Argyropoulos, and (ii) the executive committee of the RSOL Board to consist of Jirka Rysavy and David Belluck. Between the date of this Agreement and the Effective Time, if the Riverside Independent shall have been elected to the RSOL Board, then RSOL shall cause the Riverside Independent to be included as a member of the audit committee and compensation committee.

6.2 Notices and Consents. During the period from the date of this Agreement until the Effective Time, the Company, at its own expense, will, and will cause its Subsidiaries to, give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of any Governmental Authorities or other Persons required in connection with the matters referred to in Sections 4.5. During the period from the date of this Agreement until the Effective Time, RSOL will, at its own expense, give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of, any Governmental Authorities or other Persons required in connection with the matters referred to in Section 5.7.

6.3 No Solicitation. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (collectively, “Representatives”) to (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and (ii) request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries. The Company shall and shall cause each of its Subsidiaries and Representatives not to, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal.

6.4 Conduct of Business of the Company.

(a) From and after the execution of this Agreement, except as otherwise provided herein, RSOL will have the ability to control the Company and its Subsidiaries and to make decisions about the management, operations, policies and financing of the Company and its Subsidiaries without impediment. Notwithstanding the foregoing, except as required by applicable Law or any Governmental Authority, during the period from the date of this Agreement until determination of the final adjustment of the Earnout Consideration in accordance with Section 3.3 (or such earlier date on which this Agreement may be terminated), neither RSOL nor the Company shall, unless RSOL and the Company Agent consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell or grant any equity interest in the Company or any shares of its Subsidiaries’ capital stock (except as contemplated by the Alteris Draft Financing Documents and the Alteris Final Financing Documents), or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such equity interests or shares, or any rights, warrants or options to purchase any such equity interests or shares, other than issuances of equity interests in the Company approved by the Company Agent in connection with the compliance by the Company with outstanding preemptive rights obligations under the Company’s LLC Agreement associated the funding of the Company described in Section 6.9 hereof; (B) redeem, repurchase or otherwise acquire any of the Company’s or any of its Subsidiaries’ outstanding equity interests or shares of capital stock or equity interests, or any rights, warrants or options to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or equity interests except for repurchases or redemptions of securities pursuant to agreements existing on the date of this Agreement and set forth on Schedule 6.4; (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any equity interests of the Company’s or any shares of its Subsidiaries’ capital stock or equity interests; or (D) split, combine, subdivide or reclassify any equity interests of the Company’s or any shares of its Subsidiaries’ capital stock or equity interests;

(ii) (A) sell or lease any assets other than in the ordinary course of business consistent with past practice or (B) adopt a plan or agreement of, or permit to occur any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(iii) permit the Company or any of its Subsidiaries to acquire or agree that the Company or any of its Subsidiaries shall acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise permit the Company or any of its Subsidiaries to acquire or agree that the Company or any of its Subsidiaries shall acquire any assets that are material, individually or in the aggregate, to the Company’s and its Subsidiaries’ business, taken as a whole, or permit the Company or any of its Subsidiaries to acquire or agree that the Company or any of its Subsidiaries shall acquire any equity securities of any corporation, partnership, association or business organization;

(iv) amend the Limited Liability Company Agreement, certificate of incorporation or other organizational documents of the Company or any Subsidiary;

(v) permit the Company or any of its Subsidiaries to enter into any new line of business, except as contemplated by the Alteris Draft Financing Documents and the Alteris Final Financing Documents;

(vi) approve or enter into any transaction between Riverside or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, except in the ordinary course consistent with past practice;

(vii) take any action not in the ordinary course of the Company’s and its Subsidiaries’ business, consistent with past practice prior to the date hereof, except as contemplated by the Alteris Draft Financing Documents and the Alteris Final Financing Documents; or

(viii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) From and after the execution of this Agreement, the Company shall cooperate with any requests reasonably made by RSOL in regard to the control of the Company, consistent with this Agreement, and the Company and RSOL shall use their reasonable commercial efforts to cause the Company and its Subsidiaries to preserve the Company’s and its Subsidiaries’ business organizations intact and maintain existing relations with customers, distributors, suppliers, employees and other persons with whom the Company or its Subsidiaries have business relationships, assets, rights and properties.

(c) Notwithstanding any other provision of this Agreement, without the prior written approval of at least seven out of the eight directors on the RSOL Board, which approval shall not be unreasonably withheld, delayed or conditioned, RSOL shall not be authorized to (i) change the Management Board of the Company or the board of directors of any of its Subsidiaries, (ii) terminate the employment of any employee of the Company or any Subsidiary, or terminate the relationship of the Company or any Subsidiary with any independent contractor or advisor, (iii) negotiate, change or approve the terms and conditions of the Alteris Draft Financing Documents and the Alteris Final Financing Documents (which negotiation, changes or approval shall be made in the sole discretion of the Company Agent and shall otherwise be subject to the terms of Article III of this Agreement) or (iv) approve or enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and RSOL or any of its Affiliates, on the other hand. In addition, Schedule 3.3 to this Agreement is hereby incorporated herein in its entirety and the Parties agree (A) to be bound by all of the provisions of Schedule 3.3, and (b) notwithstanding anything in this Agreement to the contrary, that the provisions of Schedule 3.3 supersede all contrary, inconsistent and/or conflicting provisions of this Agreement.

6.5 Conduct of Business of RSOL.

(a) Except as required by applicable Law or any Governmental Authority or expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated), RSOL shall not, unless the Company Agent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, other than issuances or grants of capital stock, warrants or options to members of RSOL’s board of directors for payment of directors fees or issuances to employees of RSOL or its Subsidiaries in connection with the exercise of outstanding options or warrants; (B) redeem, repurchase or otherwise acquire any of its outstanding shares of capital stock or equity interests, or any rights, warrants or options to acquire any shares of its capital stock except to the extent that options or warrants are retired upon their exercise; (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(ii) (A) sell or lease any assets of RSOL or any Subsidiary, other than in the ordinary course of business consistent with past practice or (B) adopt a plan or agreement of, or permit to occur any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of RSOL or any of its Subsidiaries;

(iii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to RSOL’s business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(iv) amend the articles of incorporation or other organizational documents of RSOL or any Subsidiary;

(v) enter into any new line of business material to RSOL and its Subsidiaries, taken as a whole;

(vi) approve, modify, amend or enter into any transaction between the RSOL or any of its Subsidiaries, on the one hand, and Gaiam or any of its Affiliates (other than RSOL and its Subsidiaries), on the other hand, except in the ordinary course consistent with past practice; or

(vii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) RSOL shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business and shall use commercially reasonable efforts to preserve its and its Subsidiaries’ business organizations intact and maintain existing relations with key customers, distributors, suppliers, employees and other persons with whom RSOL or its Subsidiaries have business relationships, assets, rights and properties.

6.6 Notice of Developments. RSOL and the Company shall, as promptly as reasonably practicable, notify the other orally and in writing of any change or event that, individually or in the aggregate, with all past changes and events since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect with respect to such notifying party, to cause any of the conditions to the other party’s obligations set forth in Article VII to be incapable of being satisfied, or to materially delay or impede the ability of such notifying party to consummate the Merger; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.7 Preparation of Information Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, RSOL shall prepare and cause to be filed with the SEC a Schedule 14C Information Statement (the “Information Statement”) to be sent to the shareholders of RSOL relating to the RSOL Shareholder Approval, and RSOL shall use its commercially reasonable efforts to have the Information Statement become definitive under the Exchange Act as promptly as reasonably practicable after such filing. The Company shall furnish all information concerning it and its Affiliates, and provide such other assistance, as may be reasonably requested by RSOL in connection with the preparation, filing and distribution of the Information Statement, and the Information Statement shall include all information reasonably requested by such other party to be included therein. RSOL shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Information Statement and shall provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of RSOL and the Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing the preliminary Information Statement (or any amendment or supplement thereto) or mailing the definitive Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, RSOL (i) shall provide the Company an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the Company, and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. RSOL shall use its commercially reasonable efforts to comply with any other requirements under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b) If, prior to the Effective Time, any event occurs with respect to the Company, the Company or RSOL or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by RSOL or the Company for inclusion in the Information Statement, which is required to be described in an amendment of, or a supplement to, the Information Statement, the Company or RSOL, as the case may be, shall promptly notify the other party of such event, and the Company or RSOL shall cooperate in the prompt filing by RSOL with the SEC of any necessary amendment or supplement to the Information Statement and, as required by Law, RSOL shall disseminate the information contained in such amendment or supplement to its shareholders. Nothing in this Section 6.7(b) shall limit the obligations of any party under Section 6.7(a).

(c) RSOL shall use its commercially reasonable efforts to (i) cause the Information Statement to be mailed to its shareholders and to obtain and cause to become effective the RSOL Shareholder Approval as soon as reasonably practicable after the Information Statement becomes definitive under the Exchange Act.

(d) With respect to the Information Statement or other related filings with the SEC, the Company shall use commercially reasonable efforts to timely furnish, or cause to be timely furnished to RSOL, its accountants and auditors, upon request of RSOL, the following: (i) consents of the Company’s independent public accountants with respect to the audited financial statements of the Company for the fiscal years ended December 31, 2008, 2009 and 2010, and (ii) such information, assistance and cooperation (including information, assistance and cooperation from the Company independent auditors) as is reasonably necessary for RSOL to: (A) address and resolve any SEC comments related to the such financial statements (including any required modification of such financial statements or footnotes thereto) and (B) prepare any disclosure related to such financial statements required in connection with a filing with the SEC and address and resolve any SEC comments related to such disclosure (including any required modifications of such disclosure).

(e) The Company shall reasonably cooperate with RSOL, its accountants and auditors in the conduct of the actions described in the preceding paragraph and shall allow RSOL, its accountants and auditors to have access at all reasonable times and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, books, records, contracts, and documents of or pertaining to the audit of such financial statements.

6.8 Full Access; Confidentiality. During the period from the date of this Agreement until the Effective Time, each of RSOL and the Company will, and will cause each of its respective Subsidiaries to, permit the other party and its Representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of either party or its respective Subsidiaries, to all of its respective premises, properties, personnel, books, records (including Tax records), contracts and documents and all other information of or pertaining to its business as may be reasonably requested by RSOL or the Company, as the case may be. All information exchanged pursuant to this Section 6.8 shall be subject to the confidentiality agreement, dated as of March 23, 2011, by and between RSOL and the Company (the “Confidentiality Agreement”).

6.9 Contributions to the Company. Between January 1, 2011 and the execution of this Agreement, the Company received contributions of cash from holders of Company Interests of not less than $5,000,000 (of which $1,000,000 may be represented by such holders’ promissory notes due and payable on or prior to the Closing Date).

6.10 State Takeover Laws. RSOL, the RSOL Board of Directors, the Company and its board of managers shall use their respective commercially reasonable efforts to ensure that, if any Takeover Statute becomes applicable to this Agreement or any transaction contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

6.11 Indemnification, Exculpation and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”), in which any Person who is now, or has been at any time prior to the Effective Time, a manager, director or officer of the Company or any of its Subsidiaries (the “Indemnified Persons”) is, or is threatened to be, made a party or witness thereto based in whole or in part on the fact that such Person is or was a manager, director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before, on or after the Effective Time, the Surviving Company and its Subsidiaries shall, to the fullest extent permitted by law, indemnify and hold harmless such Indemnified Person from and against any and all damages (including advancement of expenses) incurred in connection with or arising out of such Proceeding.

(b) An Indemnified Person shall notify the Surviving Company of the existence of a Proceeding for which such Indemnified Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided that the failure to so notify shall not affect the obligations of the Surviving Company and its Subsidiaries under this Section 6.11 except to the extent such failure to notify actually prejudices the Surviving Company and its Subsidiaries. The Indemnified Person and the Surviving Company and its Subsidiaries shall cooperate fully with each other in connection with the defense of any Proceeding. No settlement of a Proceeding may be made by the Surviving Company or any of its Subsidiaries without the Indemnified Person’s consent, except for a settlement that, with respect to the Indemnified Person, requires no more than a monetary payment for which the Indemnified Person is fully indemnified and that does not require the admission of liability by the Indemnified Person. No settlement of a Proceeding may be made by an Indemnified Person without the consent of the Surviving Company, unless such consent is unreasonably withheld, delayed or conditioned.

(c) The provisions of this Section 6.11 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.12 Options and Ancillary Agreements. Unless RSOL and the Company otherwise agree in writing prior to the Effective Time:

(a) Schedule 6.12 sets forth the name of each employee of the Company who holds an option to purchase Company Interests (collectively, the “Recipients”), and the number of Company Interests underlying each such option (collectively, the “Company Options”). Prior to the Effective Time, RSOL shall take all actions as may be necessary to cause the issuance, at the Effective Time, of the RSOL Options to the Recipients in exchange for the Company Options. Schedule 6.12 sets forth the number of RSOL Options to be granted to each Recipient in exchange for such Recipient’s Company Options. All such RSOL Options will be (i) granted in accordance with the terms and conditions of RSOL’s 2008 Long-Term Incentive Plan, as amended, (ii) evidenced by RSOL’s standard form of option agreement with the same vesting provisions as contained in the Company Options and (iii) equal in fair value to the Company Options. Notwithstanding anything herein to the contrary, the Company

Agent shall have the sole right to update Schedule 6.12 at any time up to three (3) Business Days prior to Closing for the purpose of reallocating Company Options that any Recipient does not receive as a result of refusing to sign an option agreement reflecting the grant of Company Options among those Recipients that do sign option agreements reflecting the grant of Company Options.

(b) RSOL shall execute and deliver to the Company the Shareholders Agreement, the ISA Amendment, the TSA Amendment, the Registration Rights Agreement and the RSOL Lease.

6.13 Nasdaq Listing. RSOL shall use commercially reasonable efforts to file a Notification: Listing of Additional Shares with the Nasdaq Global Market within the time deadlines required by Nasdaq.

6.14 Employee Benefits. To the maximum extent permitted by law, for the purposes of any of the employee benefit and compensation plans, programs, policies and arrangements of RSOL (collectively, the “RSOL Plans”) for which eligibility or vesting of benefits depends on length of service, and for any benefit for which the amount or level of benefits depends on length of service, RSOL shall give (or cause to be given) to each employee of the Company or its Subsidiaries who continues his or her employment with the Surviving Company or its Subsidiaries following the Closing Date (the “Continuing Employees”), full credit for past service with the Company and/or its Subsidiaries as of and through the Closing Date (“Prior Service”) under the plans, programs, policies and arrangements of Company and its Subsidiaries in effect on the date of this Agreement (collectively, the “Company Plans”). In addition, to the maximum extent permitted by law, each Continuing Employee (i) shall be given credit for Prior Service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and (ii) shall be eligible to receive under the RSOL Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued based upon time in service and available to the employee under the Company Plans immediately prior to the Closing.

6.15 Financial Statement Assistance. The Company shall furnish, or cause to be furnished to RSOL, its accountants and auditors, financial statements of the Company and its Subsidiaries for the fiscal quarters ended March 31, June 30, September 30 and December 31, 2010 and for the fiscal quarters ended March 31, 2011 and any subsequent quarter if the Closing has not occurred within 30 days of the end of such quarter. Such financial statements shall be reviewed by an independent public accounting firm, prepared in accordance with GAAP and with Regulations S-K and S-X promulgated by the SEC, applied consistently with past practices throughout the periods covered and in a manner consistent with the significant accounting policies disclosed in the footnotes to the audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2010.

6.16 Consistent Reporting. The Company intends to have the Merger qualify as a “reorganization” as described in Section 368(a) of the Code, and intends that this Agreement constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code. Neither RSOL nor the Surviving Company shall take a position on any Tax Returns or other statement or report to any Governmental Authority inconsistent with such intention unless required to do so by applicable tax law or a Governmental Authority.

6.17 General. In addition to the specific covenants set forth in this Article VI, each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII).

Article VII

Conditions; Closing Deliveries

7.1 Conditions Precedent to Obligations of RSOL; Deliveries by the Company. The obligations of RSOL to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (“Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(b) RSOL Shareholder Approval. RSOL shall have obtained by written consent the approval and authorization of the holders of the outstanding shares of the common stock of RSOL sufficient to satisfy the requirements of the Nasdaq Global Market to approve the issuance of the RSOL Common Stock pursuant to this Agreement (the “RSOL Shareholder Approval”).

(c) Nasdaq. Any compliance issues identified, or additional information requests made, by Nasdaq in connection with RSOL’s Listing of Additional Shares Notification shall have been resolved in a manner satisfactory to Nasdaq.

(d) Transaction Documents. The Company shall have delivered to RSOL (i) the Registration Rights Agreement, duly executed by the Company Agent and (ii) the Shareholders Agreement, duly executed by the Company Agent.

(e) Payments. The Company will have received the payments contemplated by Section 3.5.

(f) Other Deliveries. The Company shall have delivered to RSOL such other documents as RSOL or its counsel may reasonably request to evidence the transactions contemplated by the Transaction Documents.

7.2 Conditions Precedent to Obligations of the Company; Deliveries by RSOL. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) No Injunctions or Restraints. No Restraints shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(b) RSOL Shareholder Approval and RSOL Option Grants. RSOL shall have obtained the RSOL Shareholder Approval and shall have taken all actions necessary to cause the issuance, at the Effective Time, of the RSOL Options to the Recipients.

(c) Nasdaq. Any compliance issues identified, or additional information requests made, by Nasdaq in connection with RSOL’s Listing of Additional Shares Notification shall have been resolved in a manner satisfactory to Nasdaq.

(d) Transaction Documents. RSOL shall have delivered to the Company (i) the Registration Rights Agreement, the Shareholders Agreement, the ISA Amendment and the TSA Amendment, each duly executed by Gaiam and RSOL and (ii) the RSOL Lease, duly executed by RSOL and Boulder Road LLC.

(e) Other Deliveries. RSOL shall have delivered to the Company such other documents as the Company’ or its counsel may reasonably request to evidence the transactions contemplated by the Transaction Documents.

Article VIII

Termination

8.1 Termination. This Agreement may be terminated and the transactions contemplated by the Transaction Documents abandoned at any time prior to the Effective Time (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and RSOL; or

(b) by either of the Company or RSOL:

(i) if the Merger shall not have been consummated on or before December 31, 2011 (the “End Date”); provided, however, that the End Date shall be extended to December 31, 2012, if the only reason the Merger shall not have been consummated by the End Date, is the failure to obtain the RSOL Shareholder Approval, and provided further that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the such date was the result of or caused by the willful and intentional action or failure to take action by such party, which action or failure to take action constitutes a breach of this Agreement; or

(ii) if any Restraint having the effect set forth in Section 7.1(a) or 7.2(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement.

(c) by RSOL, if the Company shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 and (B) has not been cured by the End Date; provided that, RSOL shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of any covenants or other agreements that would result in the conditions to Closing set forth in Section 7.2 not being satisfied; or

(d) by the Company, if RSOL shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2 and (B) has not been cured by the End Date; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any covenants or other agreements that would result in the conditions to Closing set forth in Section 7.1 not being satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, written notice shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and there shall be no liability or obligation on the part of RSOL, Merger Sub or the Company or their respective officers, directors, shareholders, members, managers and Affiliates, except to the extent that such termination results from the intentional and knowing breach by a Party to this Agreement of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which event the terminating party will be entitled to exercise any and all remedies available under law or equity; provided, however, that the last sentence of Section 6.8 (Full Access; Confidentiality), this Section 8.2 and Article X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

Article IX

Miscellaneous

9.1 Public Announcements. RSOL and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or, with respect to RSOL, by obligations pursuant to its listing agreement with the NASDAQ Global Market. RSOL and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the Parties.

9.2 Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each Party shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated by the Transaction Documents, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

9.3 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules and the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter of the Transaction Documents and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended or modified except by an instrument in writing signed by (a) RSOL and (b) the Company Agent. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Neither the failure nor the delay by any Party in exercising any right, power or privilege shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

9.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), or (iii) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to RSOL and the Company will, unless another address is specified in writing, be sent to the address indicated below:

If to RSOL or Merger Sub to:

Real Goods Solar, Inc.
833 W. South Boulder Road
Louisville, Colorado 80027-2452
Attention: John Jackson
Telephone: (303) 222-3809
Facsimile: 303-222-3700
E-Mail: john.jackson@gaiam.com

with a copy (which shall not serve as notice) to:

Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop, Suite 800
Denver, Colorado 80202
Attention: Thomas R. Stephens
Telephone: (303) 592-3100
Facsimile: (303) 592-3140
E-Mail: thomas.stephens@bartlit-beck.com

If to the Company or the Company Agent to:

Earth Friendly Energy Group Holdings, LLC
c/o Riverside Partners, LLC
One Exeter Plaza
699 Boylston Street
Boston, Massachusetts
Attention: David Belluck
Telephone: (617) 351-2806 Facsimile: (617) 351-2801
E-Mail: dbelluck@riversidepartners.com

with a copy (which shall not serve as notice) to:

Choate Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: Stephen M. L. Cohen
Telephone: (617) 248-5050
Facsimile: (617) 248-4000
E-Mail: scohen@choate.com

or at such other address or addresses as RSOL or the Company (or, after the Effective Time, the Company Agent), as the case may be, may specify by written notice given in accordance with this Section 10.4.

9.5 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

9.6 Consent to Jurisdiction and Venue. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENT AND AGREE THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE. SUCH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

EACH OF THE PARTIES, FOR ITSELF OR THEMSELVES AND ITS OR THEIR PROPERTY, (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT,

(B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH OF THE PARTIES WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH PARTY’S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

9.7 Waiver of Trial by Jury. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT OF THIS AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT OF THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

9.8 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.9 Invalidity. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated by the Transaction Documents is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated by the Transaction Documents are fulfilled to the fullest extent possible.

9.10 Negotiated Agreement. The Parties acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

9.11 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns. Neither RSOL, the Company, Merger Sub nor Earth Friendly may assign, transfer or delegate any of their rights or obligations hereunder or any interest herein, by operation of Law or otherwise, without the prior written consent of the other Parties.

9.12 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future applicable Laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible, which shall to the greatest extent possible effect the original intent of the Parties.

9.13 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the date of this Agreement. This Section 9.13 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.14 Waiver of Conflicts. RSOL (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (a) the Company and each of the holders of equity interests in the Company shall have the right to retain Choate, Hall & Stewart LLP (“Choate”) to represent their respective interests in any dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby (a “Dispute”); (b) RSOL (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Company or any holder of equity interests in the Company by Choate in any Dispute; (c) all communications between any of the Company, or any of their respective Affiliates, directors, managers, officers, employees, agents or Representatives, on the one hand, and Choate, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or otherwise relating to any potential sale of Company and/or any of its Subsidiaries (the “Protected Communications”), shall be deemed to be privileged and confidential communications; (d) all rights to such Protected Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Company Agent; and (e) to the extent RSOL or any of its Affiliates (including the Surviving Company) should discover in its possession after the date of this Agreement any Protected Communications, such party shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Company Agent, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.

9.15 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and each of their successors and permitted assigns.

9.16 Company Agent. Notwithstanding any other provision of this Agreement, the Company Agent shall have the exclusive right to enforce the Company’s rights under this Agreement or any exhibit, and any action (including without limitation the granting of any consent, waiver or similar action) in the name or on behalf of the Company under this Agreement or any exhibit shall be exclusively controlled by the Company, acting through the Company Agent. The Company Agent will have full power and authority to take all actions under this Agreement that are to be taken by the Company or the Company Agent, including giving, delivering and receiving any notice, instruction, or document permitted or required by the company or the Company Agent under this Agreement and taking any all other actions specified in or contemplated by this Agreement and any and all actions which it believes are necessary or appropriate under this Agreement. Without limiting the generality of the foregoing, the Company Agent will have the full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment of this Agreement or thereof in its capacity as the Company Agent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RSOL:
REAL GOODS SOLAR, INC., a Colorado corporation,

By:	/s/ William S. Yearsley
Name: William S. Yearsley
Title: CEO

MERGER SUB:
REAL GOODS ALTERIS, LLC, a Delaware limited liability company

By:	/s/ William S. Yearsley
Name: William S. Yearsley
Title: CEO

THE COMPANY:
EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC, a Delaware limited liability company,

By:	/s/ David Belluck
Name: David Belluck
Title: Manager

THE COMPANY AGENT:
RIVERSIDE RENEWABLE ENERGY INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ David Belluck
Name: David Belluck
Title: Manager

[Signature Page to Agreement and Plan of Merger]

EXHIBITS

Exhibit A	Preclosing Agreement
Exhibit B	Registration Rights Agreement
Exhibit C	Shareholders Agreement
Exhibit D	LT and Representation Letter

SCHEDULES

Schedule 3.3	Calculation of Earnout
Schedule 3.4(a)	Exchange
Schedule 3.7(a)	Company Expense
Schedule 3.7(b)	Change of Control Expense
Schedule 4.4	Subsidiaries
Schedule 4.5	No Violations
Schedule 4.6	Capitalization
Schedule 4.8	Existing Indebtedness and Liens
Schedule 4.9	Material Contracts
Schedule 4.12	Employee Benefit Plans
Schedule 4.13	Taxes
Schedule 4.14	Litigation
Schedule 4.15	Company Affiliated Transactions
Schedule 4.18	Real Property
Schedule 4.21	Insurance Policies
Schedule 4.24	Brokers; Certain Expenses
Schedule 5.14	RSOL Affiliated Transactions
Schedule 6.4	Conduct of Business of the Company
Schedule 6.12	RSOL Options

[List of Exhibits and Schedules]